                     U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

FORM 12b-25                                               SEC File Number 1-4124
                                                          CUSIP Number 477178107

                                                     NOTIFICATION OF LATE FILING
                                                             (Check One):

[ ] Form 10-K          [ ] Form 11-K         [ ] Form 20-F         [X] Form 10-Q
[ ] Form N-SAR

For Period Ended:

                                 APRIL 30, 2000
 -------------------------------------------------------------------------------

Read Attached Instruction Sheet Before Preparing Form.  Please Print or Type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

--------------------------------------------------------------------------------

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

--------------------------------------------------------------------------------

PART I - Registrant Information

                            JETRONIC INDUSTRIES, INC.
--------------------------------------------------------------------------------
Full Name of Registrant

Former Name if Applicable

--------------------------------------------------------------------------------
Address of Principal Executive Office (Street and Number)

4200 Mitchell Street
--------------------------------------------------------------------------------
City, State and Zip Code

Philadelphia, PA 19128
--------------------------------------------------------------------------------

PART II - Rules 12b-25(b)

--------------------------------------------------------------------------------

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

      (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]   (b) The subject annual report or semi-annual report/portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report/portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

      (c) The accountant's statement or other exhibit required by Rule 12(b)-25(c) has been attached if applicable.

--------------------------------------------------------------------------------

PART III - Narrative

--------------------------------------------------------------------------------

State below in reasonable detail the reasons why the Form 10-K, 11-K, 20-F, 10-Q or N-SAR or portion thereof could not be filed within the prescribed time period.

Additional time is necessary to complete the Consolidation.
--------------------------------------------------------------------------------

PART IV - Other Information

--------------------------------------------------------------------------------

      (1) Name and telephone number of person to contact in regard to this notification

LEONARD W. PIETRZAK                              (215)             482-7660
-----------------------------               ------------------------------------
         (Name)                             (Area Code)       (Telephone Number)

      (2) Have all other periodic reports required under
          Section 13 or 15(d) of the Securities Exchange Act
          of 1934 or Section 30 of the Investment Company
          Act of 1940 during the preceding 12 months or for
          such shorter period that the registrant was
          required to file such report(s) been filed? If the
          answer is no identify report(s).                        [ ] Yes [X] No

      (3) Is it anticipated that any significant changes in
          results of operations from the corresponding
          period for the last fiscal year will be reflected
          by the earnings statements to be included in the
          subject report or portion thereof?                      [ ] Yes [X] No

Attachment to PART IV(3) - Other Information

Form 10-K for the year ended January 31, 2000 has not yet been filed.
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------

                            JETRONIC INDUSTRIES, INC.
--------------------------------------------------------------------------------
                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date: June 14, 2000                       By:
                                             -----------------------------------
                                                  Leonard W. Pietrzak
                                                  Vice President - Finance